                            THE MILLS CORPORATION

    OFFER TO PURCHASE OUTSTANDING OPTIONS WITH AN EXERCISE PRICE OF $23.50
              OR MORE IN EXCHANGE FOR SHARES OF ITS COMMON STOCK

-------------------------------------------------------------------------------
                    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
      AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, DECEMBER 18, 2000,
                        UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------

         The Mills Corporation, a Delaware corporation, hereby offers to purchase all outstanding options to purchase shares of our common stock, $.01 par value per share, that were issued to our employees under the 1994 Amended and Restated Executive Equity Incentive Plan or the 1999 Stock Option Plan (the "plans") and that have an exercise price of $23.50 per share or more (the "options"). The purchase price of each option tendered will be paid in common stock, which will be issued as "restricted stock" under the terms of the plans. As restricted stock, these shares will be subject to forfeiture and other restrictions until they vest under the terms of a new restricted stock award agreement between each tendering optionholder and us. The number of shares of restricted stock that each optionholder will receive has been calculated as described below, and the shares of restricted stock will be issued pursuant to the terms and subject to the conditions set forth herein and in the related letter of transmittal. We refer to this amount payable to optionholders as the "purchase price." See Section 5. We refer to this offer to purchase and the related letter of transmittal, together with any amendments or supplements, as the "offer."

         WE WILL NOT BE OBLIGATED TO PURCHASE ANY OPTIONS IF OPTIONHOLDERS AS A GROUP TENDER LESS THAN 700,000 OPTIONS. HOWEVER, WE MAY CHOOSE TO PURCHASE LESS THAN 700,000 OPTIONS IF LESS THAN 700,000 OPTIONS ARE TENDERED. SEE
SECTION 1. THE OFFER ALSO IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

         All options properly tendered and not thereafter validly withdrawn will be purchased at the applicable purchase price, subject to the terms and the conditions of the offer. You may tender all or any portion of your options. However, you are not required to tender any of your options.

         The restricted stock issued in exchange for tendered options will be issued under the plans. Regardless of the current vesting schedule of your options, the restricted stock you receive for tendered options will vest in three equal annual installments beginning one year after April 1, 2000, assuming you meet the requirements for vesting specified in the restricted stock award agreement. As a result, you may receive restricted stock with a new vesting schedule in exchange for options that have already vested. See
Section 8.

         NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR PURCHASE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER OPTIONS. WE HAVE BEEN ADVISED THAT MOST OF OUR EXECUTIVE OFFICERS, INCLUDING A MAJORITY OF THOSE THAT ARE DIRECTORS, INTEND TO TENDER OPTIONS PURSUANT TO THIS OFFER. NON-EMPLOYEE DIRECTORS ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER.

         Shares of our common stock are listed and traded on The New York Stock Exchange under the symbol "MLS." As of November 15, 2000, the closing price of our common stock, as reported on the NYSE, was $16.94 per share. We urge you to obtain current market quotations for our common stock. See Section 7.

         You should direct questions or requests for assistance or for additional copies of this offer to purchase or the letter of transmittal to Michael Rodis, Vice President of Human Resources, The Mills Corporation, 1300 Wilson Blvd., Suite 400, Arlington, Virginia 22209 (telephone: (703) 526-5000).

                              November 17, 2000

                            IMPORTANT INFORMATION

         Any optionholder desiring to tender his or her options for purchase should complete and sign the letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, and mail or otherwise deliver it and any other required documents, including the option agreement(s) evidencing your options, to us at our address set forth on the back cover of this offer to purchase.

         This offer is not being made to, nor will any tender of options be accepted from or on behalf of, optionholders in any jurisdiction in which the making of this offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make this offer to optionholders in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

                               SUMMARY TERM SHEET


         This summary highlights the most material information from this offer to purchase. To understand the offer fully and for a more complete description of the terms of the offer, you should read carefully this entire offer to purchase and related letter of transmittal. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

-        WHAT SECURITIES ARE WE OFFERING TO PURCHASE?

We are offering to purchase all outstanding employee stock options issued at an exercise price of $23.50 per share or more pursuant to the 1994 Amended and Restated Executive Equity Incentive Plan or the 1999 Stock Option Plan, the "plans." (Page 9)

-        WHAT ARE THE CONDITIONS TO THE OFFER?

We will not be obligated to purchase any options if optionholders as a group tender less than 700,000 options. However, we may choose to purchase less than 700,000 options if less than 700,000 options are tendered. (Page 9)

The offer also is subject to a number of other conditions.  (Page 14)

-        HOW MUCH WILL WE PAY YOU FOR YOUR OPTIONS?

We will pay for the options with shares of our common stock. All shares of our common stock issued to optionholders in this offer will be "restricted stock" awarded pursuant to the terms of the plans. Accordingly, these shares will be subject to forfeiture and restrictions on transfer until the restrictions lapse (at which time the shares "vest") under the terms of a new restricted stock award agreement between you and us. If you tender all of your options, you will receive the total number of shares of restricted stock set forth in Schedule A. If you tender less than all of your options, you will receive a portion of the total number of shares set forth on Schedule A equal to the value of the portion of your options that you tender. (Page 12)

The amount of restricted stock you will receive was determined based on 50% of the value of your options, as set forth in Schedule A. We retained Towers Perrin Inc., an executive compensation consultant, to help us calculate the value of the options. (Page 13)

You are urged to obtain current market quotations for the common stock. (Page
16)

-        DO YOU HAVE TO TENDER ALL OF YOUR OPTIONS?

No, you may tender any portion of your options or none at all. If you tender less than all of your options (a "partial tender"), you must indicate in the letter of transmittal the number of shares of common stock subject to each option listed on Schedule A ("option shares") that are included in your tender. If we accept for purchase a partial tender of an option, we will first accept the option shares as to which the option has vested, if any. If the number of option shares that you tender exceeds the number of option shares that have vested under that option, or if no option shares have vested, we will first accept the option shares that have vested, if any, and then will accept unvested option shares available under that option sequentially, starting with those option shares scheduled to vest earliest. (Page 12)

-       WHEN WILL YOU RECEIVE PAYMENT FOR YOUR PURCHASED OPTIONS?

Assuming the conditions to the offer are satisfied, we will exchange the shares of restricted stock for the tendered options promptly following the expiration date of the offer. After the expiration date of the offer, we will forward a restricted stock award agreement to you. You must properly execute this restricted stock award agreement and return it to us. Upon our receipt of the executed restricted stock award agreement, we will issue the restricted stock to your account. (Page 12)

-        WHAT IS THE VESTING SCHEDULE FOR THE RESTRICTED STOCK?

The restricted stock you receive will vest in three equal annual installments beginning one year after April 1, 2000 (we refer to April 1, 2000 as the "vesting record date"). Even if your options currently are vested, the restricted stock you receive will be subject to vesting over three years from the vesting record date. (Page 17)

- UNDER WHAT CIRCUMSTANCES WILL YOU FORFEIT THE RESTRICTED STOCK YOU RECEIVE IN THIS TENDER OFFER?

In general, you will forfeit the restricted stock received in this tender offer if you cease to be employed by us before the date the restricted stock vests. You will not forfeit your restricted stock, and all of your restricted stock will vest, if you leave our employment because of "retirement" or "permanent disability" (both as defined in the plans), or upon your death, or because we terminate your employment with us, provided that your termination was not a "termination for cause" (as defined in the restricted stock award agreement). (Page 17)

The shares of restricted stock you will receive vest in three annual installments beginning one year after the vesting record date. For example, subject to the above referenced exceptions, you would lose all of your shares of restricted stock if you cease to be employed by us before April 1, 2001, the first anniversary of the vesting record date. If, however, you remain in our employment for two and one-half years after the vesting record date, you would forfeit one-third of the shares of restricted stock and would own unrestricted shares of common stock equal to two-thirds of the original grant of restricted stock. (Page 17)

-        WHAT ARE THE OTHER RESTRICTIONS ON THE RESTRICTED STOCK?

The restrictions on the restricted stock you will receive in this tender offer are contained in the restricted stock award agreement. Restricted stock generally may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed until the stock vests. (Page 17)

You will not receive a stock certificate for the restricted stock until after the restricted stock has vested. Until then, the restricted stock will be held in our custody. Once the restricted stock has vested, the stock will no longer be subject to forfeiture and will be free of the terms, conditions and restrictions contained in the restricted stock award agreement. You will then receive a certificate for the corresponding number of shares of common stock. (Page 18)

- ARE YOU ENTITLED TO EXERCISE ANY RIGHTS OF OWNERSHIP OF RESTRICTED STOCK WHILE THE STOCK IS SUBJECT TO A RESTRICTION OR SIMILAR CONDITION?

Yes, you will have dividend, voting and other stockholder rights with respect to any restricted stock you receive in the offer as of the date we issue the restricted stock to your account. In addition, we will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. (Page 18)

- WHAT IS THE SOURCE OF THE COMMON STOCK THAT WILL BE USED TO PAY YOU FOR YOUR OPTIONS?

The restricted stock to be offered to optionholders will be issued under our two existing plans, and will be drawn from the pool of common stock currently authorized for issuance under the plans. All options purchased by us in the tender offer will be cancelled, thereby permitting the issuance of the restricted stock and providing additional stock for future awards under the plans. (Pages 17, 21)

-        UNDER WHICH OF THE PLANS WILL YOUR SHARES OF RESTRICTED STOCK BE
         ISSUED?

We will issue your award of restricted stock pursuant to the same plan under which we initially issued the options that you tender for purchase. The material terms of the awards of restricted stock issued in exchange for tendered options will be the same under both plans. (Page 17)

- WHEN DOES THE OFFER EXPIRE? CAN WE EXTEND THE OFFER, AND IF SO, HOW WILL YOU BE NOTIFIED?

The offer expires Monday, December 18, 2000, at 5:00 p.m., New York City time, unless it is extended by us.

We may extend the offer at any time but we cannot assure you that the offer will be extended or, if extended, for how long. (Page 9)

If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the offer period. (Page 23)

-        HOW DO YOU TENDER YOUR OPTIONS?

If you decide to tender your options, you must deliver to us a properly completed and duly executed letter of transmittal, the option agreement(s) evidencing your options and any other documents required by the letter of transmittal, at the address set forth on the back cover of this offer before 5:00 p.m. on Monday, December 18, 2000. (Pages 9, 11)

-        DURING WHAT PERIOD OF TIME CAN YOU WITHDRAW PREVIOUSLY TENDERED
         OPTIONS?

You may withdraw your tendered options at any time before 5:00 p.m. on December 18, 2000. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the expiration of the offer. In addition, unless we accept your tendered options for purchase before 12:00 midnight, New York City time, on January 17, 2001, you may withdraw your tendered options at any time after January 17, 2001. To withdraw tendered options you must deliver a written notice of withdrawal, or facsimile thereof, with the required information to us while you still have the right to withdraw the tendered options. Once withdrawn, you may retender options only by again following the delivery procedures described above. (Page 12)

-        WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

Neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options.

We have been advised that most of our executive officers, including a majority of those that are directors, intend to tender options pursuant to the offer. Non-employee directors are not eligible to participate in the offer. (Pages 10, 21)


-        WILL YOU HAVE TO PAY TAXES IF WE PURCHASE YOUR OPTIONS IN THE OFFER?

There are no immediate tax consequences of receiving restricted stock in exchange for your options, unless you make an election under Section 83(b) of the Internal Revenue Code. Upon vesting in the restricted stock and lapse of the terms, conditions and restrictions that apply to the restricted stock, you will be required to recognize additional income in an amount equal to the fair market value of such restricted stock, determined on the date the shares are no longer restricted. The Company will generally be allowed a business expense deduction for the amount of any taxable income recognized by you at the time such income is recognized. (Page 22)

Certain consequences to holders of "incentive stock options" who do not tender these options in the offer are discussed in the offer to purchase. (Page 22)

You are urged to consult with your own tax adviser to determine the tax consequences of participating in the offer. (Page 22)

-        WHO SHOULD YOU CONTACT IF YOU HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you may contact:

         Michael Rodis
         Vice President of Human Resources
         The Mills Corporation
         1300 Wilson Blvd., Suite 400
         Arlington, Virginia 22209
         (telephone: (703) 526-5000)

-        WHY ARE WE MAKING THE OFFER?

We believe that many of our outstanding options are not achieving the purpose for which they were intended. The options that we are offering to purchase have exercise prices ranging from $23.50 to $26.31 per share, while the closing price of our common stock on November 15, 2000, as reported on the NYSE, was $16.94 per share. By making this offer to purchase and instituting other forms of incentive and option plans for which our current employees will be able to realize the intended benefits, we expect to be able to provide better performance incentives to these employees and thereby maximize stockholder value. (Page 10)

                               TABLE OF CONTENTS

SECTION                                                                                          PAGE
-------                                                                                          ----
SUMMARY TERM SHEET..................................................................................1
TABLE OF CONTENTS...................................................................................6
FORWARD-LOOKING STATEMENTS..........................................................................6
INTRODUCTION........................................................................................7
THE OFFER...........................................................................................9
1.   NUMBER OF OPTIONS; EXPIRATION DATE.............................................................9
2.   PURPOSE OF THE OFFER..........................................................................10
3.   PROCEDURES FOR TENDERING OPTIONS..............................................................11
4.   WITHDRAWAL RIGHTS.............................................................................12
5.   ACCEPTANCE FOR PURCHASE OF OPTIONS AND PAYMENT OF PURCHASE PRICE..............................12
6.   CERTAIN CONDITIONS OF THE OFFER...............................................................14
7.   PRICE RANGE OF THE COMMON STOCK...............................................................16
8.   SOURCE AND AMOUNT OF CONSIDERATION;  TERMS OF RESTRICTED STOCK AWARD..........................17
9.   CERTAIN INFORMATION ABOUT US..................................................................18
10.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.....20
11.  STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER.................................................21
12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS...................................................21
13.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.......................................................22
14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT....................................................23
15.  FEES AND EXPENSES.............................................................................24
16.  ADDITIONAL INFORMATION........................................................................24
17.  MISCELLANEOUS.................................................................................25

SCHEDULE A........................................................................................A-1
SCHEDULE B........................................................................................B-1

                          FORWARD-LOOKING STATEMENTS

         This offer to purchase and information that is incorporated by reference in it contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. When used in this offer to purchase, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on our current views and assumptions and involve risks and uncertainties that include, among other things, general economic, business, and regulatory conditions, competition, federal and state regulations, availability, terms and use of capital, environmental issues and weather. Some or all of the factors are beyond our control.

                                 INTRODUCTION

         The Mills Corporation, a Delaware corporation, hereby offers to purchase outstanding options to purchase shares of our common stock, $.01 par value per share, that were issued to our employees under the 1994 Amended and Restated Executive Equity Incentive Plan or the 1999 Stock Option Plan (the "plans") and that have an exercise price of $23.50 per share or more (the "options"). The purchase price of each option tendered will be paid in common stock, which will be issued as "Restricted Stock" under the terms of the plans. As Restricted Stock, these shares will be subject to forfeiture and other restrictions until they vest under the terms of a new restricted stock award agreement between each tendering optionholder and us. See Section 8. Our offer is made upon the terms and subject to the conditions set forth herein and in the related letter of transmittal. We refer to this offer to purchase and the related letter of transmittal, together with any amendments or supplements, as the "offer."

         WE WILL NOT BE OBLIGATED TO PURCHASE ANY OPTIONS IF OPTIONHOLDERS AS A GROUP TENDER LESS THAN 700,000 OPTIONS. HOWEVER, WE MAY CHOOSE TO PURCHASE LESS THAN 700,000 OPTIONS IF LESS THAN 700,000 OPTIONS ARE TENDERED. SEE
SECTION 1. THE OFFER ALSO IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

         We are offering to purchase all of the outstanding options with an exercise price of $23.50 per share or more. All options properly tendered and not validly withdrawn will be purchased at the purchase price, subject to the terms and the conditions of the offer. You may tender all, any portion of your options, or none at all. Schedule A to this offer to purchase sets forth the number of shares of Restricted Stock you will receive for each option you choose to tender. To tender less than all of your options, you must indicate the number of shares of common stock subject to each option ("option shares") that you wish to tender. If you tender all of your options, you will receive the total number of shares of Restricted Stock set forth in Schedule A. If you tender less than all of your options, you will receive a portion of the total number of shares of Restricted Stock set forth on Schedule A equal to the value of the number of option shares you tender. See Section 5.

         The Restricted Stock issued in exchange for tendered options will be issued under the plans. Regardless of the current vesting schedule of your options, the Restricted Stock you receive for tendered options will vest in three equal annual installments beginning one year after April 1, 2000 (we refer to April 1, 2000 as the "vesting record date"), assuming you meet the requirements for vesting specified in the restricted stock award agreement. As a result, you may receive Restricted Stock with a new vesting schedule in exchange for options that have already vested. See Section 8.

         NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR PURCHASE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER OPTIONS. WE HAVE BEEN ADVISED THAT MOST OF OUR EXECUTIVE OFFICERS, INCLUDING A MAJORITY OF THOSE THAT ARE DIRECTORS, INTEND TO TENDER OPTIONS PURSUANT TO THIS OFFER. NON-EMPLOYEE DIRECTORS ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER.

         As of the date of this offer, we had issued and outstanding options to purchase 4,541,485 shares of common stock issued under the plans, of which options to purchase 2,429,954 shares of common stock issued to our employees have an exercise price of $23.50 or more. The options we are offering to purchase represent approximately 52% of the stock options issued and outstanding as of such date.

         Our common stock is listed and principally traded on The New York Stock Exchange under the symbol "MLS." On November 15, 2000, the last reported sale price of our common stock was $16.94 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK. SEE SECTION 7.

         All options accepted by us pursuant to this offer will be cancelled.

                                  THE OFFER


1.       NUMBER OF OPTIONS; EXPIRATION DATE.

         Upon the terms and subject to the conditions of the offer, we will purchase from our employees all options to purchase shares of our common stock that have an exercise price of $23.50 per share or more and that are properly tendered (and not validly withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below). We will not be obligated to purchase any options if optionholders as a group tender less than 700,000 options. However, we may choose to purchase less than 700,000 options if less than 700,000 options are tendered. This offer also is subject to other conditions. See Section 6. We will accept partial tenders of any amount of options. See Section 5. The term "Expiration Date" means 5:00 p.m., New York City time, on Monday, December 18, 2000, unless and until we, in our sole discretion, shall have extended the period of time during which the offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the offer.

         If your options are properly tendered and accepted for purchase, you will be entitled to receive an amount payable in shares of common stock. All shares of our common stock paid to optionholders pursuant to this offer will be Restricted Stock subject to the vesting schedule set forth in a new restricted stock award agreement between you and us. See Section 8. If you tender all of your options, you will receive the total number of shares of Restricted Stock set forth in Schedule A. If you tender less than all of your options, you will receive a portion of the total number of shares set forth on Schedule A equal to the value of the number of option shares you tender. See Section 5.

         The offer will be extended until the expiration of ten business days from the date of publication of notice if:

         (a) we increase or decrease the amount of consideration to be paid for the options or we increase or decrease the number of subject options being sought in the offer and, in the event of an increase in the number of subject options being sought, such increase exceeds 2% of the outstanding subject options, and

         (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14.

         For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2.       PURPOSE OF THE OFFER.

         We believe that many of our outstanding options are not achieving the purpose for which they were intended. The options that we are offering to purchase have exercise prices ranging from $23.50 to $26.31 per share while the closing price of our common stock on November 15, 2000, as reported on the NYSE, was $16.94 per share. By making this offer to purchase and instituting other forms of incentive and option plans for which our current employees will be able to realize the intended benefits, we expect to be able to provide better performance incentives to these employees and thereby maximize stockholder value.

         We consistently evaluate strategic opportunities that may arise, including additional capital infusions, joint ventures and the purchase or sale of assets. Subject to the foregoing, and except as otherwise disclosed in this offer to purchase, we presently have no plans or proposals that relate to or would result in:

         (a) the acquisition by any person of any of our securities or the disposition of any of our securities;

         (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

         (c) a sale or transfer of a material amount of our or our subsidiaries' assets;

         (d)      any change in our present board of directors or management;

         (e) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         (f) any other material change in our corporate structure or business;

         (g) any change in our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws (except for our possible reincorporation from the State of Delaware to the State of Maryland), or any actions which may impede the acquisition of control of us by any person;

         (h) a class of equity securities being delisted from a national securities exchange;

         (i) a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 ("Securities Exchange Act"); or

         (j)      the suspension of our obligation to file reports pursuant to
                  Section 15(d) of the Securities Exchange Act.

         Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all information in the offer to purchase and to consult your own investment and tax advisers. You must make your own decision whether to tender your options for purchase.

3.       PROCEDURES FOR TENDERING OPTIONS.

         Proper Tender of Options. To validly tender your options pursuant to the offer, a properly completed and duly executed letter of transmittal, or facsimile thereof, in accordance with the letter of transmittal, and any other required documentation, including the option agreement(s) evidencing your options, must be received by us at our address set forth on the back cover of this offer to purchase prior to the Expiration Date.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL, OPTION AGREEMENT(s), AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTIONHOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tender of options will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or the acceptance for payment of or payment for which may be unlawful. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular optionholder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person will be obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

         Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above will constitute your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR PURCHASE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN YOU AND US UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.


         Lost, Stolen, Destroyed or Mutilated Option Agreements Evidencing the Tendered Options. If your option agreement(s) evidencing the options to be tendered has been lost, stolen, destroyed or mutilated, you must complete the box captioned "Lost, Stolen, Destroyed or Mutilated Agreements" on the letter of transmittal, indicating the number of options subject to the lost, stolen, destroyed or mutilated option agreement(s). You must then contact us to ascertain the steps that must be taken to replace the option agreement(s) evidencing the options to be tendered. To avoid delay, you should contact immediately Michael Rodis, our Vice President of Human Resources, at (703) 526-5000.

4.       WITHDRAWAL RIGHTS.

         You may only withdraw your tendered options in accordance with the provisions of this Section 4.

         You may withdraw your tendered options at any time before 5:00 p.m. New York City time on Monday, December 18, 2000. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the expiration of the offer. In addition, unless we accept your tendered options for purchase before 12:00 midnight, New York City time, on Wednesday, January 17, 2001, you may withdraw your tendered options at any time after January 17, 2001. To withdraw tender options you must deliver a written notice of withdrawal, or facsimile thereof, with the required information to us while you still have the right to withdraw the tendered options. Withdrawals may not be rescinded and any options withdrawn will thereafter be deemed not properly tendered for purposes of the offer unless such withdrawn options are properly retendered prior to the Expiration Date by following the procedures described Section 3.

         Neither we nor any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal nor will anyone incur any liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding.


5.       ACCEPTANCE FOR PURCHASE OF OPTIONS AND PAYMENT OF PURCHASE PRICE.

         Upon the terms and subject to the conditions of this offer to purchase and as promptly as practicable following the Expiration Date, we will accept for payment and pay for (and thereby purchase) options properly tendered and not validly withdrawn prior to the Expiration Date. If your options are properly tendered and are accepted for payment, you will receive a restricted stock award agreement promptly after the Expiration Date. You must properly execute and return this restricted stock award agreement to us. Upon our receipt of the executed restricted stock award agreement, we will issue the Restricted Stock to your account.

         If you tender all of your options, this agreement will be for the total number of shares of Restricted Stock set forth in Schedule A. If you tender less than your total number of options (a "partial tender"), your restricted stock award agreement will be for a portion of the total number of shares set forth in Schedule A equal to the value of the number of option shares you tender.

         If you wish to make a partial tender of your options, you must indicate in the letter of transmittal the number of shares of common stock subject to each option listed on Schedule A ("option shares") that will be included in your tender. If we accept for purchase a partial tender of an option, we will first accept the option shares as to which the option has vested, if any. If the number of option shares that you tender exceeds the number of option shares that have vested under that option, or if no option shares have vested, we will first accept the option shares that have vested, if any, and then will accept unvested option shares available under that option sequentially, starting with those option shares scheduled to vest earliest. If we accept for purchase your partial tender, a new option agreement evidencing your remaining options will be forwarded to you.

       We retained Towers Perrin, Inc., an executive compensation consultant, to help us calculate the value of the options and the Restricted Stock to be issued in exchange for the options. For purposes of determining the value of the options, we have valued options based on differences in exercise price, vesting schedule and expiration date. All options with the same exercise price, vesting schedule and expiration date are treated the same. For each option tendered and accepted for payment, you will receive shares of Restricted Stock equal in value to 50% of the value of that option. The value of each option has been determined using the "Binomial Ratio" option pricing model adapted for use in valuing executive stock options. The estimated values under the model are based on seven factors. The first three of these factors are the same for all options. The fourth factor is the same for all options, but is applied only to the unvested portion of each option, if any. The fifth and sixth factors vary among options based on the number of years left before a particular option expires. The final factor will vary among options based on the exercise price set at the grant date. The seven factors are:

         - an assumed volatility rate of our common stock (24.5%, based on 36 months of stock price data ending September 29, 2000);

         - the market price of our common stock, assumed to be $17.00, the closing price on November 6, 2000;

         - the dividend yield on our common stock (9.48%, based on 36 months of dividend and stock price data ending September 29,
                  2000);

         - an assumed discount applied to each unvested installment of an option that estimates the risk that an employee will not remain employed by us for the duration of the vesting period for the option (3% for each year until the installment vests);

         - a risk-free rate of return (6.5%, based on a U.S. Treasury rate for the same term as the option);

         -        the length of time to expiration of the particular option;
                  and

         -        the exercise price of the particular option.

         In consultation with Towers Perrin, we have valued the shares of Restricted Stock to be issued in exchange for the options using a two-step calculation. As a base price, we have valued all shares of Restricted Stock at $17.00 per share, equal to the closing price of our common stock on November 6, 2000. For each of the three installments of the awards of Restricted Stock, we reduced this base price using an assumed discount to estimate the risk that an employee will not remain employed by us for the duration of the vesting period for the Restricted Stock. This assumed discount was 3% for each year until the installment of Restricted

Stock vests. Based on these calculations, the value of each share of Restricted Stock is $15.997.

         For purposes of the offer, we will be deemed to have accepted for payment options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the optionholders of our acceptance for payment of such options, which may be by press release.


6.       CERTAIN CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the offer, we will not be required to accept for payment of, or make any payment for, any options tendered and may terminate or amend the offer or may postpone the acceptance for payment of, or the payment for, any options tendered, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after November 15, 2000 and prior to the time of payment for any such options (whether any options have previously been accepted for payment pursuant to the offer) any of the following events shall have occurred (or shall have been determined by us to have occurred) and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by us), the occurrence of such event or events makes it inadvisable to proceed with the offer or with such acceptance for payment or payment:

         (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the offer, the acquisition of some of all of the options pursuant to the offer, the payment for such options, or otherwise relates in any manner to the offer; or (ii) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer; (ii) delay or restrict the ability of us, or render us unable, to accept for payment or pay for some or all of the options; (iii) materially impair the contemplated benefits of the offer to us; or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

         (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in the common stock; (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the offer; (vii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured from the close of business on November 15, 2000;

         (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that (i) any person, entity or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange
Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before November 15, 2000);
(ii) any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before November 15, 2000, shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of common stock; or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott- Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities; or

         (e) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries.

         The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the time we accept options for payment. We may waive them, in whole or in part, at any time and from time to time prior to the time we accept options for payment, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.


7.       PRICE RANGE OF THE COMMON STOCK.

         Our common stock is traded on the NYSE. The following table sets forth, for the quarters indicated, the high and low trading prices per share of our common stock.

                                                                                   HIGH        LOW
                                                                                   ----        ---
2000 QUARTER ENDED
December 31, 2000 (through November 15, 2000)......................               $19.00       $16.625
September 30, 2000.................................................                19.1875      17.00
June 30, 2000 .....................................................                19.25        17.375
March 31, 2000.....................................................                18.9375      15.625
1999 QUARTER ENDED
------------------
December 31, 1999..................................................                18.4375      15.3125
September 30, 1999.................................................                22.00        17.50
June 30, 1999......................................................                22.625       16.125
March 31, 1999.....................................................                20.75        17.125
1998 QUARTER ENDED
------------------
December 31, 1998..................................................                23.0625      17.75
September 30, 1998.................................................                27.3125      19.125
June 30, 1998......................................................                26.75        23.0625
March 31, 1998.....................................................                27.50        23.375

         As of November 15, 2000, the closing price of our common stock, as reported on the NYSE, was $16.94 per share.

YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK.

8.       SOURCE AND AMOUNT OF CONSIDERATION;  TERMS OF RESTRICTED STOCK AWARD.

         Consideration. Assuming we purchase all of our outstanding options from employees that have an exercise price of $23.50 per share or more pursuant to the offer, the aggregate amount of Restricted Stock we will issue to optionholders will be 270,367 shares.

         Terms of Restricted Stock. The Restricted Stock will be issued pursuant to the same plan under which the options tendered and accepted for payment were issued. The material terms of the awards of Restricted Stock will be the same under both plans.

         Our statements concerning the plans and the Restricted Stock are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the plans and the restricted stock award agreement between you and us. The forms of restricted stock award agreement have been filed as exhibits to our Schedule TO, filed with the SEC. Please contact us at the address and telephone number on the back cover of this offer to purchase to receive copies of the plans or forms of restricted stock award agreement. Copies will be furnished promptly at our expense.

         Awards of Restricted Stock under the 1994 Amended and Restated Executive Equity Incentive Plan ("1994 plan") may be made to any of our employees and employees of certain of our subsidiaries and affiliates. The 1994 plan also allows awards to non-employee directors, provided, however, that such awards are limited to non-discretionary annual awards of Restricted Stock having a fair market value of $6,000. As a result, non-employee directors will not be able to participate in the offer.

         Awards of restricted stock under the 1999 Stock Option Plan ("1999 plan") may be made to our employees and employees of certain of our subsidiaries and affiliates, provided in each case that the employee does not hold a position more senior than vice president. Certain consultants, advisers and service providers are also eligible for awards under this plan. Without regard to title or position, persons who are required to file reports with respect to our company with the Securities and Exchange Commission pursuant to
Section 16(a) of the Securities Exchange Act are not eligible for awards under the 1999 plan. These persons may receive awards only under the 1994 plan.

         The shares of Restricted Stock you receive in exchange for tendered options accepted for payment will be subject to forfeiture and other restrictions until the shares vest. These restrictions include prohibitions against sale, assignment, transfer, exchange, pledge, hypothecation or other encumbrance, other than by will or the laws of descent and distribution.

         The shares of Restricted Stock will vest in three equal annual installments beginning April 1, 2001, the first anniversary of the vesting record date, assuming you are still employed by us or one of our subsidiaries on the vesting date. Prior to vesting, your Restricted Stock will be subject to forfeiture if you cease to be employed by us for any reason other than (a) "retirement" or "permanent disability" (both as defined in the plans) or death; or (b) because we terminate your employment for reasons other than a "termination for cause" (as defined in the restricted stock award agreement). In the event of death, retirement, permanent disability or termination other than for cause, all unvested shares of Restricted Stock will vest.

         All unvested Restricted Stock awards will vest upon a "change of control." At our discretion, we may instead cancel all unvested Restricted Stock upon a change of control and pay you for the Restricted Stock. These advantages are not available in certain circumstances to holders of Restricted Stock awards who are involved in a plan to acquire us. Under the plans, a "change of control" occurs if: (a) a person or group of persons acquires 20% or more of our outstanding common stock; (b) there is a change of a majority of our board of directors within any period of 24 months, unless a majority of the directors in office at the end of the period were nominated upon the recommendation of a majority of the directors in office at the beginning of the period; or (c) there is a merger, consolidation or other reorganization having substantially the same effect, or the sale of all or substantially all of the consolidated assets of our company.

         You will not receive a stock certificate for the Restricted Stock until after the Restricted Stock vests. Until then, the Restricted Stock will be held in our custody. Your award of Restricted Stock will be evidenced by the restricted stock award agreement between you and us. On each vesting date, if you are still employed by us, you will receive a certificate for the number of shares of common stock corresponding to one-third of your original award of Restricted Stock.

         You will have dividend, voting and other stockholder rights (subject to the transfer and forfeiture restrictions discussed above) with respect to all shares of Restricted Stock you receive in the offer as of the date we issue the Restricted Stock to your account. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders.


9.       CERTAIN INFORMATION ABOUT US.

GENERAL

         We are a fully integrated, self-managed real estate investment trust ("REIT"). We conduct all of our business through The Mills Limited Partnership (the "Operating Partnership"), in which we own, as of September 30, 2000, a 1% interest as the sole general partner and a 58.68% interest as a limited partner. Through the Operating Partnership, we own interests in, develop, redevelop, lease and manage a portfolio that, as of the date of this offer to purchase, consists of ten super-regional, value and entertainment oriented malls, one community shopping center, one urban entertainment/retail project, a portfolio of 25 single-tenant net lease properties and other related commercial development. The ten malls comprise the primary focus of our operations. We have approximately 1,300 employees, as of September 30, 2000, and provide all development, redevelopment, leasing, financing, management and marketing services with respect to all properties currently in operation. In addition to the operating properties, we are actively involved in the development of new malls and other retail oriented projects.

         We were originally incorporated in the Commonwealth of Virginia on January 2, 1991 and reincorporated in the State of Delaware in 1994. We became publicly traded on April 21, 1994.

         We maintain our executive offices at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209. Our telephone number is (703) 526-5000. We also maintain a web site at www.millscorp.com.


CERTAIN FINANCIAL INFORMATION

         Set forth below is selected summary historical consolidated financial information of us and our subsidiaries. The historical financial information has been derived from our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000. The information presented below should be read in conjunction with our consolidated financial statements and notes thereto.

                                                              AT OR FOR THE YEAR               AT OR FOR THE NINE
                                                                     ENDED                         MONTHS ENDED
                                                                 DECEMBER 31,                     SEPTEMBER 30,
                                                             1999            1998               2000            1999
                                                             ----            ----               ----            ----
                                                                       (In thousands, except per share data)
Statement of Operations Data
----------------------------
Total revenue                                            $  184,685       $   177,270       $  141,522       $  135,817
Income before extraordinary items and minority interests     48,603            43,192           47,949           34,836
Income before minority interests                             45,841            39,252           44,802           32,074
Net income                                                   27,223            23,252           26,686           19,046

Earnings per share - Basic:

Income per share before extraordinary items                    1.25              1.11             1.23             0.89
Extraordinary loss on debt extinguishment                     (0.07)            (0.10)           (0.08)           (0.07)

Net income per share                                           1.18              1.01             1.15             0.82

Earnings per share - Diluted:

Income per share before extraordinary items                    1.24              1.10             1.23             0.89
Extraordinary loss on debt extinguishment                     (0.07)            (0.10)           (0.08)           (0.07)

Net income per share                                           1.17              1.00             1.15             0.82

Basic shares                                                 23,131            23,011           23,231           23,070
Diluted shares                                               23,293            23,361           23,287           23,460

Balance Sheet Data
------------------
Investment in real estate assets
     (before accumulated depreciation)                    1,177,726                          1,198,058
Total assets                                              1,039,467                          1,084,864
Total mortgages, notes and loans payable                    877,273                            926,267
Minority interests                                           40,978                             35,359
Total stockholders' equity                                   60,027                             52,336

Book value per common share                                    2.58                               2.24


10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

         A list of our directors and executive officers is attached to this offer to purchase as Schedule B. As of the date of this offer, our directors and executive officers as a group (19 persons) beneficially own an aggregate of 2,760,878 options to purchase shares of our common stock, representing approximately 61% of the total number of options issued and outstanding as of such date. For information with respect to beneficial ownership by our directors and executive officers of our common stock, please refer to our definitive proxy statement, filed with the SEC on March 30, 2000.

         Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the options or our common stock during the 60 days prior to the date hereof.

         We have been advised that most of our executive officers, including a majority of those that are directors, intend to tender options pursuant to this offer. Non-employee directors are not eligible to participate in the offer.

         Except for outstanding options to purchase common stock and restricted stock awards granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to the plans, and except as set forth in this offer to purchase, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).


11.      STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER.

         Options we acquire pursuant to the offer will be canceled and returned to the pool of options available for issuance pursuant to the plans. Such options will be available for future awards to eligible employees and certain consultants and advisers to us without further stockholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which our common stock is then listed).


12.      CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of options and payment of Restricted Stock as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options or Restricted Stock as contemplated herein. Should any such approval or other action be required, we presently contemplate that such approval or other action will be sought. We are unable to predict whether we may determine that we are required to delay the acceptance for payment of or payment for options tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept for payment and pay for options with Restricted Stock is subject to certain conditions. See Section 6.

13.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material federal income tax consequences of the sale of options pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders.

         YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER WITH RESPECT TO THE FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

         General. There are no immediate tax consequences of receiving Restricted Stock in exchange for your options, unless you make an election under Section 83(b) of the Internal Revenue Code. Upon vesting in the Restricted Stock and lapse of the terms, conditions and restrictions that apply to the Restricted Stock, you will be required to recognize additional income in an amount equal to the fair market value of such Restricted Stock, determined on the date the shares are no longer restricted.

         The Section 83(b) election must be made and filed with the Internal Revenue Service within 30 days of the exchange. If you make a Section 83(b) election, you will be required to recognize taxable income at the time of the exchange in an amount equal to the fair market value of the Restricted Stock on such date. If the Restricted Stock is subsequently forfeited, you are not entitled to a deduction for the loss. However, having made the filings, if you hold the Restricted Stock until after the shares vest and subsequently sell the shares of common stock issued upon vesting, the gain will be taxed as capital gain as opposed to ordinary income.

         We will generally be allowed a business expense deduction for the amount of any taxable income is recognized by you at the time such income is recognized. Section 162(m) of the Internal Revenue Code, however, may limit the deduction that can be claimed by us in certain circumstances.

         Incentive Stock Options. Certain of the options subject to this offer to cancel are intended to qualify as "incentive stock options." In order for a holder of incentive stock options to receive certain favorable tax treatment with respect to shares of common stock obtained through the exercise of those options, several statutory requirements must be satisfied. One of these requirements is that the stock subject to the incentive stock option be held by the optionholder following exercise of the option for two years after the date the option was granted or, if later, one year after the option is exercised (the "statutory holding period").

         If the holder of an incentive stock option does not tender the incentive stock option pursuant to this offer, the statutory holding period for that option will begin on the date of the offer. This is because the offer is treated as the grant of a new incentive stock option for purposes of the statutory holding period requirements. Therefore, in order to be eligible for favorable tax treatment, the holder of the incentive stock option must hold any stock purchased on exercise of the option for two years after the date of this offer or, if later, one year after the option is exercised.


14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay acceptance for payment of and payment for any options by giving oral or written notice of such extension to the optionholders and making a public announcement thereof.

         We also expressly reserve the right, in our reasonable judgment, to terminate the offer and not accept for payment or pay for any options previously accepted for payment or paid for or, subject to applicable law, to postpone payment for options upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the optionholders and making a public announcement thereof. Our reservation of the right to delay payment for options which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of the tender offer.

         Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of options or by decreasing or increasing the number of options being sought in the offer).

         Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the offer will be disseminated promptly to optionholders in a manner reasonably designated to inform optionholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer

(other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

         (a) we increase or decrease the amount of consideration to be paid for the options or we increase or decrease the number of subject options being sought in the offer and, in the event of an increase in the number of subject options being sought, such increase exceeds 2% of the outstanding subject options, and

         (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this
         Section 14,

then the offer will be extended until the expiration of such period of ten business days.


15.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of options pursuant to this offer to purchase.


16.      ADDITIONAL INFORMATION

         We are subject to the informational filing requirements of the Securities Exchange Act and, in accordance therewith, are obligated to file reports and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC.

         These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at:

         -        450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549;

         -        500 West Madison Street, Suite 1400, Chicago, Illinois
                  60661-2511; and

         -        7 World Trade Center, New York, New York 10048.

         Copies of such material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. These reports, proxy statements and other information concerning us also can be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         We urge you to review the following materials which we have filed with the SEC prior to making a decision on whether to tender your options. The SEC file number for our documents is 1-12994.

         (a)      Annual Report on Form 10-K for the year ended December 31,
                  1999;

         (b) Quarterly Reports on Form 10-Q for the quarters ended September 30, 2000, June 30, 2000 and March 31, 2000;

         (c) Current Reports on Form 8-K filed with the SEC on November 14, 2000, October 18, 2000, August 18, 2000, August 16, 2000, May
                  17, 2000 and February 29, 2000.


17.      MISCELLANEOUS.

         We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of options residing in such jurisdiction.

         Pursuant to Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 16 with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

                                                          THE MILLS CORPORATION

November 17, 2000

                                  SCHEDULE A


                            THE MILLS CORPORATION
     TENDER OFFER FOR STOCK OPTIONS WITH EXERCISE PRICE OF $23.50 OR MORE

                            NAME OF OPTIONHOLDER:
                           SOCIAL SECURITY NUMBER:


                                                  Total Number of    Number of Vested
 Grant Date of    Exercise   Expiration Date       Option Shares       Option Shares
     Option        Price         of Option          Under Option        Under Option
     ------       ------         ---------        --------------     ---------------





                                                         Number of Shares of
       Value Per           Value of All                  Restricted Stock in
    Option Share(1)     Option Shares(2)(4)      Exchange for All Option Shares(3)(4)
    ---------------     -------------------      ------------------------------------





(1) The value of each option has been established at 50% of the calculated value of the option using the Binomial Ratio Option pricing model adapted for use in valuing executive options.
(2)  Value applied to all option shares regardless of vesting status
(3) Number of shares is determined by dividing the value of all options shares by $15.997, the established value of each share of Restricted Stock.
(4)  Assumes entire option is tendered.

                                  SCHEDULE B


The directors and executive officers of the Company and their positions and offices as of November 16, 2000 are set forth in the following table:


       NAME                                     POSITION AND OFFICES HELD
Laurence C. Siegel                  Chairman of the Board, Chief Executive Officer and Director
Peter B. McMillan                   President, Chief Operating Officer and Director
James F. Dausch                     Senior Executive Vice President - Development and Director
Judith S. Berson                    Executive Vice President - Leasing
Kent S. Digby                       Executive Vice President - Management/Marketing
Kenneth R. Parent                   Executive Vice President and Chief Financial Officer
Thomas E. Frost                     Executive Vice President, General Counsel and Secretary
Steven J. Jacobsen                  Executive Vice President - Development
Mark J. Rivers                      Executive Vice President - Chief Strategic Officer
James P. Whitcome                   Executive Vice President - Capital Services
Dietrich von Boetticher             Vice Chairman and Director
John M. Ingram                      Vice Chairman and Director
Charles R. Black, Jr.               Director
James C. Braithwaite                Director
The Hon. Joseph B. Gildenhorn       Director
Harry H. Nick                       Director
Franz von Perfall                   Director
Robert P. Pincus                    Director
Christina L. Rose                   Director

The address of each director and executive officer is: The Mills Corporation, 1300 Wilson Boulevard, Suite 1400, Arlington, Virginia 22209.

===============================================================================

                              OFFER TO PURCHASE

                           ALL OUTSTANDING OPTIONS


                   WITH AN EXERCISE PRICE OF $23.50 OR MORE


                                      OF


                            THE MILLS CORPORATION


                            ---------------------



Any questions or requests for assistance or additional copies of any documents incorporated by reference into the prospectus may be directed to Michael Rodis, our Vice President of Human Resources at The Mills Corporation, 1300 Wilson Boulevard, Suite 1400, Arlington, Virginia 22209, telephone (703) 526-5000.




                            ---------------------



                              November 17, 2000